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                                                                       EXHIBIT 4

                          AMENDMENT TO RIGHTS AGREEMENT

     This AMENDMENT (the "Amendment"), dated as of February 5, 2000, to the Rights Agreement, dated as of December 19, 1990 (the "Rights Agreement"), between Empire Banc Corporation, a Michigan corporation (the "Company"), and Empire National Bank, as Rights Agent (the "Rights Agent").

                                    RECITALS

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

     WHEREAS, Huntington Bancshares Incorporated, a Maryland corporation ("Acquiror"), and the Company contemplate entering into an Agreement and Plan of Merger including a certain Supplemental Agreement of even date (collectively, the "Merger Agreement") pursuant to which, among other things, the Company will merge with and into Acquiror (the "Merger"). The Board of Directors of the Company has approved the Merger Agreement.

     WHEREAS, in connection with the Merger Agreement, Acquiror and the Company contemplate entering into a warrant purchase agreement (the "Warrant Purchase Agreement") pursuant to which the Company will grant to Acquiror an option to purchase shares of the Company's common stock, no par value, on the terms and subject to the conditions set forth in the Warrant Purchase Agreement. The Board of Directors of the Company has approved the Warrant Purchase Agreement.

     WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement and amend the Rights Agreement.

     WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

     WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

     Accordingly, the parties agree as follows:

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     A. Amendment of Section 1. Section of the Rights Agreement is supplemented to add the following definitions as Sections 1.14 through 1.16:

     1.14 "Merger" shall mean the "Merger" as defined in the Merger
Agreement.
     1.15 "Merger Agreement" shall mean the Agreement and Plan of Merger (including that certain Supplemental Agreement), dated as of February 5, 2000, by and between Huntington Bancshares Incorporated and Empire Banc Corporation, as it may be amended from time to time."

     1.16 "Warrant Purchase Agreement" shall have the meaning set forth in the Merger Agreement and shall include the Warrant issued pursuant to the Warrant Purchase Agreement.

     B. Amendment of the definition of "Acquiring Person". The definition of "Acquiring Person" in Section 1.1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

     "Notwithstanding anything in this Agreement to the contrary, Huntington Bancshares Incorporated shall not be deemed to be an Acquiring Person solely by virtue of (i) the execution of the Merger Agreement or the Warrant Purchase Agreement, (ii) the consummation of the Merger or (iii) the consummation of the other transactions contemplated in the Merger Agreement or the Warrant Purchase Agreement."

     C. Amendment of the definition of "Distribution Date". Section 3.1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

     "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the execution of the Merger Agreement or the Warrant Purchase Agreement, (ii) the consummation of the Merger, or (iii) the consummation of the other transactions contemplated in the Merger Agreement and the Warrant Purchase Agreement."

     D. Amendment of Section 29. Section 29 of the Rights Agreement is amended to add the following sentence at the end thereof:

     "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the execution of the Merger Agreement or the Warrant Purchase Agreement or by virtue of any of the transactions contemplated by the Merger Agreement or the Warrant Purchase Agreement."

     E. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.


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     F. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Michigan and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.


ATTEST:                                      EMPIRE BANC CORPORATION


/s/ William T. Fitzgerald                    /s/ James E. Dutmers, Jr.
------------------------------               -----------------------------------
Name:    William T. Fitzgerald               Name:  James E. Dutmers, Jr.
Title:   Vice President and                         Chairman and Chief Executive
         Secretary/Treasurer                        Officer



ATTEST:                                              EMPIRE NATIONAL BANK


/s/ William T. Fitzgerald, Jr.              /s/Robert L. Israel
-----------------------------------         ------------------------------------
Name:    William T. Fitzgerald, Jr.         Name:    Robert L. Israel
Title:   Division Vice President            Title:   President and Chief
         And Chief Financial Officer                 Operating Office












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